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                         VALUE LINE NEW YORK TAX EXEMPT TRUST

                  SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                      EXHIBIT 16


Year(s) Ended 02/28/97:            1 year        5 years      9.66 years*
                                   ------        -------      -----------
Initial Investment:                 1,000          1,000           1,000
Balance at End of Period:           1,037          1,414           1,988
Change:                                37            414             988

Percentage Change:                  3.73%         41.35%          98.80%

Average Annual Total Return:        3.73%          7.17%           7.37%


*from 07/02/87 (commencement of operations)